FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                     Pursuant to section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                       Micro Interconnect Technology, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Nevada                                   02-0497440
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

             936A Beachland Boulevard, Suite 13, Vero Beach FL 32963
             -------------------------------------------------------
                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                              Name of each exchange on which
To be so registered                              each class is to be registered
-------------------                              ------------------------------

None                                             Not Applicable

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
|_|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
|X|

Securities  Act  registration  statement file number to which this form relates:
333-52721 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                                (Title of class)

ITEM  1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

      The Company's Articles of Incorporation authorize the issuance of 50,000,000 (Fifty Million) shares of Common Stock; $.001 par value. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

      Holders of outstanding shares of Common Stock are entitled to equal dividends and distributions, per share, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of Common Stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock.

      All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interests of then existing stockholders may be diluted.

Transfer Agent

      The Company has engaged Interwest Transfer Company, Inc., Salt Lake City, UT, as its transfer agent.

Reports to Stockholders

      The Company plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent certified public accountants. In the event the Company enters into a business combination with another company, it is the present intention of management to continue furnishing annual reports to stockholders. The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 for so long as it is subject to those requirements, and to file unaudited quarterly reports and annual reports with audited financial statements as required by the Securities Exchange Act of 1934.

ITEM  2. EXHIBITS

List below all exhibits filed as part of the registration statement:

S.K. #                                       Pages

3.1      Articles of Incorporation          Incorporated by Reference
                                            To Registration Statement
                                            On Form SB-2 #333-52721

3.2      Bylaws                             Incorporated by Reference
                                            To Registration Statement
                                            On Form SB-2 #333-52721

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 6, 2004                        Micro Interconnect Technology, Inc.

                                            By:/s/Kevin R. Keating
                                            -----------------------------------
                                            Kevin R. Keating, President